CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO RULE 24B-2 AND ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST. COPIES OF THIS EXHIBIT CONTAINING THE OMITTED INFORMATION HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED PORTIONS OF THIS DOCUMENT ARE MARKED WITH A [***].

FIRST AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 4, 2013
This FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is by and among MERIT MEDICAL SYSTEMS, INC., a Utah corporation (the “Borrower”), certain subsidiaries of the Borrower party hereto (the “Subsidiary Guarantors”), the lenders who are party to this Amendment (the “Consenting Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
PRELIMINARY STATEMENTS
WHEREAS, the Borrower, the lenders party thereto (the “Lenders”), and the Administrative Agent entered into that certain Amended and Restated Credit Agreement dated as of December 19, 2012 (as amended hereby and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and
WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to amend the Credit Agreement as specifically set forth herein and, subject to the terms of this Amendment, the Administrative Agent and the Consenting Lenders have agreed to grant such request of the Borrowers.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
Section 1.Capitalized Terms. All capitalized terms not otherwise defined in this Amendment (including without limitation in the introductory paragraph and the Preliminary Statements hereto) shall have the meanings as specified in the Credit Agreement.
Section 2.    Amendments to Credit Agreement. Subject to and in accordance with the terms and conditions set forth herein, the Administrative Agent and each of the Consenting Lenders hereby agrees as follows:
(a)    Section 1.1 of the Credit Agreement is hereby amended by:
(i)inserting the following new definitions in appropriate alphabetical order:
(A)    ““Datascope Acquisition” means the acquisition by the Borrower of certain of the assets, including, without limitation, the medical devices known as the AIR-BAND and the SAFEGUARD and all of the intellectual property, technology, contracts, books, customer lists, inventory, molds, equipment, records, contract rights and other tangible and intangible personal property related thereto, of Datascope Corp., a Delaware corporation, pursuant to the terms of the Datascope Acquisition Agreement.”
(B)    ““Datascope Acquisition Agreement” means that certain Asset Purchase Agreement (including all schedules and exhibits thereto), dated as of October 4, 2013, between Datascope Corp., a Delaware corporation, and the Borrower, as amended, restated, supplemented or otherwise modified in accordance with the terms hereof.”
(C)    [***]
(D)    ““First Amendment Effective Date” means October 4, 2013.”
(E)    ““Pearland Facility” means the Borrower’s manufacturing facility in Pearland, Texas.”
(F)    ““Pearland Sale-Leaseback” means that certain sale-leaseback transaction by and between the Borrower, as seller, and Woodbury Strategic Partners Fund, L.P., a Utah limited partnership, or any of its Affiliates, or any other third party reasonably satisfactory to the Administrative Agent, as buyer, in connection with the Pearland Facility; provided that (a) such sale is effected no later than March 31, 2014, (b) at the time of such sale-leaseback, no Default or Event of Default shall exist or would result from such sale-leaseback, (c) such sale is made for approximately $24,000,000, (d) the consideration received in connection with such sale shall be shall be no less than one hundred percent (100%) in cash, (e) the triple net base rent payable under such leaseback is not greater than 7.75% of the total purchase price in the initial year, subject to annual increases not greater than 2.5% each year thereafter, and (f) the requirements of Sections 2.4(d)(ii), Section 2.5(e) and 4.4(b) are complied with in connection therewith.”
(ii)amending the definition of “Applicable Margin” by deleting the table contained therein and the first paragraph following the table contained therein in their entirety and replacing such table and such first paragraph with the following:

			Revolving Credit Loans		Term Loan
Pricing Level	Consolidated Total Leverage Ratio	Commitment Fee	LIBOR +	Base Rate +	LIBOR +	Base Rate +
I	Less than 2.25 to 1.00	0.20%	1.25%	0.25%	1.25%	0.25%
II	Less than 2.50 to 1.00 but greater than or equal to 2.25 to 1.00	0.20%	1.50%	0.50%	1.50%	0.50%
III	Less than 2.75 to 1.00 but greater than or equal to 2.50 to 1.00	0.30%	1.75%	0.75%	1.75%	0.75%
IV	Less than 3.25 to 1.00 but greater than or equal to 2.75 to 1.00	0.40%	2.00%	1.00%	2.00%	1.00%
V	Less than 3.50 to 1.00 but greater than or equal to 3.25 to 1.00	0.40%	2.25%	1.25%	2.25%	1.25%
VI	Less than 3.75 to 1.00 but greater than or equal to 3.50 to 1.00	0.40%	2.75%	1.75%	2.75%	1.75%
VII	Less than 4.00 to 1.00 but greater than or equal to 3.75 to 1.00	0.50%	3.00%	2.00%	3.00%	2.00%
VIII	Less than 4.50 to 1.00 but greater than or equal to 4.00 to 1.00	0.50%	3.25%	2.25%	3.25%	2.25%
IX	Greater than or equal to 4.50 to 1.00	0.50%	3.50%	2.50%	3.50%	2.50%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the day by which the Borrower is required to provide an Officer’s Compliance Certificate pursuant to Section 8.2 for the most recently ended fiscal quarter of the Borrower; provided that (a) the Applicable Margin shall be based on Pricing Level VIII from the First Amendment Effective Date until the first Calculation Date occurring after the fiscal quarter ending December 31, 2013 and, thereafter the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date (provided that if, based on the Officer’s Compliance Certificate as required by Section 8.2 for the fiscal quarter ending September 30, 2013, Pricing Level IX would be applicable, the Applicable Margin shall be based on Pricing Level IX until the next Calculation Date), and (b) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 8.2 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level IX until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Pricing Level shall be applicable to all Extensions of Credit then existing or subsequently made or issued.
(iii)amending the definition of “Capital Expenditures” by inserting the words “and the Datascope Acquisition” immediately following the reference to “(excluding any Permitted Acquisition” and prior to the reference to “)”.
(iv)amending the definition of “Consolidated EBITDA” by inserting (A) the words “and the Datascope Acquisition” immediately following the reference to “(other than the Thomas Acquisition”) contained in clause (b)(vii) therein and (B) the following sentence at the end of such definition:
“Notwithstanding the foregoing or anything to the contrary contained herein, for purposes of this definition, the Pro Forma Basis adjustment for the Datascope Acquisition for each of the fiscal quarters ended December 31, 2012, March 31, 2013, June 30, 2013 and September 30, 2013 shall be deemed to equal the amount for each such fiscal quarter set forth on Schedule 1.2.”
(v)amending the definition of “Excess Cash Flow” by (A) deleting the words “and Permitted Acquisitions” contained in clause (i)(A) therein and replacing them with “, Permitted Acquisitions and the Datascope Acquisition”, (B) deleting the words “or Permitted Acquisitions which, in either case” contained in clause (i)(B) therein and replacing them with “, Permitted Acquisitions or the Datascope Acquisition which, in each case”, and (C) inserting the words “, the Datascope Acquisition” immediately following the reference to “Permitted Acquisition” contained in clause (i)(C) therein.
(vi)amending the definition of “Pro Forma Basis” by inserting the words “and the Datascope Acquisition” immediately following the words “in the case of a Permitted Acquisition” at the beginning of clause (a)(ii) therein.
(vii)amending the definition of “Revolving Credit Commitment” by deleting the last sentence of such definition in its entirety and replacing it with the following:
“The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the First Amendment Effective Date shall be $215,000,000.”
(viii)amending the definition of “Specified Transactions” by deleting the “.” at the end of such definition and replacing it with the following:
“and (f) the Datascope Acquisition.”
(ix)amending the definition of “Swingline Commitment” by deleting such definition in its entirety and replacing it with the following:
““Swingline Commitment” means the lesser of (a) $215,000,000 and (b) the Revolving Credit Commitment.”

(x)amending the definition of “Transaction Costs” by inserting the words (A) “and, solely with respect to clause (vii) of the definition of “Consolidated EBITDA”, the Datascope Acquisition” immediately following the reference to “Permitted Acquisition” contained in clause (a) therein and (B) “and, solely with respect to clause (vii) of the definition of “Consolidated EBITDA”, the Datascope Acquisition” immediately following the parenthetical contained in clause (b) therein.
(b)    Section 2.4(d) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:
“(d)    Prepayment of Revolving Credit Loans in connection with Mandatory Prepayments.
(i)    Except as otherwise provided in clause (ii) below, in the event that:
(A)     proceeds remain after the prepayments of Term Loan Facility pursuant to Section 4.4(b); or
(B)     the Revolving Extensions or Credit are required to be directly prepaid pursuant to Sections 4.4(b)(iii) and 4.4(b)(vi) in connection with [***];
the amount of such excess proceeds shall be used on the date of the required prepayment under Section 4.4(b) to prepay the outstanding principal amount of the Revolving Extensions of Credit, without a corresponding reduction of the Revolving Credit Commitment, with remaining proceeds, if any, refunded to the Borrower.
(ii)    The outstanding principal amount of the Revolving Extensions of Credit shall be prepaid, with a corresponding reduction of the Revolving Credit Commitment as required pursuant to Section 2.5(e), in connection with the Pearland Sale-Leaseback.
(iii)    Each prepayment pursuant to this subsection (d) shall be applied first, to the principal amount of outstanding Swingline Loans until paid in full, second to the principal amount of outstanding Revolving Credit Loans until paid in full and third, with respect to any Letters of Credit then outstanding, a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to the aggregate L/C Obligations then outstanding (such cash collateral to be applied in accordance with Section 12.2(b)).”
(c)    Section 2.5 of the Credit Agreement is hereby amended by (i) re-numbering subsections “(b)” and “(c)” thereof as subsections “(c)” and “(d)”, respectively and (ii) inserting the following new subsections (b) and (e) in appropriate alphabetical order:
“(b)    Scheduled Reduction.     The Revolving Credit Commitment shall be automatically and permanently reduced, without premium or penalty, to (i) $190,000,000 on March 31, 2014 and (ii) $175,000,000 on October 1, 2014; provided that no such reduction to the Revolving Credit Commitment shall be required on the foregoing dates to the extent that the Revolving Credit Commitment has been already reduced to, or below, the applicable amount set forth above pursuant to Sections 2.5(a) or 2.5(e). The reductions of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.”
“(e)    Mandatory Reduction.     The Revolving Credit Commitment shall be automatically and permanently reduced pursuant to, and in accordance with, Section 4.4(b)(vi) in connection with the Pearland Sale-Leaseback.”
(d)    Section 4.4 of the Credit Agreement is hereby amended by
(i)    inserting the following sentence at the end of subsection (b)(ii) thereof:
“Notwithstanding anything to the contrary in this Section 4.4(b)(ii), at any time on or before October 1, 2014, the Borrower shall have the right ,within five (5) Business Days after the date of receipt of Net Cash Proceeds from any Equity Issuance, to apply all or any portion of such Net Cash Proceeds to permanently reduce the Revolving Credit Commitment pursuant to Section 2.5(a); provided that, to the extent that the Borrower elects to apply less than fifty percent (50%) of Net Cash Proceeds from any such Equity Issuance to permanently reduce the Revolving Credit Commitment pursuant to Section 2.5(a), the difference between fifty percent (50%) of Net Cash Proceeds from any such Equity Issuance and the amount applied to permanently reduce the Revolving Credit Commitment pursuant to Section 2.5(a) shall be subject to the mandatory prepayment set forth in this Section 4.4(b)(ii).”
(ii)    deleting subsection (b)(iii) in its entirety and replacing it with the following:
“(iii)    Asset Dispositions. The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (vi) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Asset Disposition (other than any Asset Disposition permitted pursuant to, and in accordance with, Section 11.5). Such prepayments shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Asset Disposition by such Credit Party or any of its Subsidiaries; provided that, other than with respect to the Net Cash Proceeds of the Pearland Sale-Leaseback and [***], so long as no Event of Default has occurred and is continuing, no prepayment shall be required under this Section 4.4(b)(iii) to the extent that such Net Cash Proceeds are committed to be reinvested pursuant to a legally binding agreement in assets used or useful in the business of the Borrower and its Subsidiaries within nine (9) months after receipt of such Net Cash Proceeds and are thereafter actually reinvested in assets used or useful in the business of the Borrower and its Subsidiaries within twelve (12) months after receipt of such Net Cash Proceeds by such Credit Party or such Subsidiary; provided further that any portion of such Net Cash Proceeds not committed to be reinvested pursuant to a legally binding agreement within such nine (9) month period or actually reinvested within such twelve (12) month period shall be prepaid in accordance with this Section 4.4(b)(iii) on or before the last day of such applicable period.”
(iii)    inserting the following sentence at the end subsection (b)(vi) thereof:

“Notwithstanding anything to the contrary in this Section 4.4(b)(vi), within three (3) Business Days after the date of receipt of Net Cash Proceeds attributable to:
(A)     the Pearland Sale-Leaseback, one hundred percent (100%) of the aggregate Net Cash Proceeds from such sale shall be applied as follows: (1) first, to repay the Revolving Extensions of Credit pursuant to Section 2.4(d)(ii), with a corresponding reduction in the Revolving Credit Commitment pursuant to Section 2.5(e) and (2) second, to the extent of any excess, to reduce in inverse order to maturity the remaining scheduled principal installments of the Term Loan, pursuant to Section 4.3; and
(B)     [***]
(e)    Section 7.24 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:
SECTION 7.24 Investment Bankers’ and Similar Fees. No Credit Party has any obligation to any Person in respect of any finders’, brokers’, investment banking or other similar fee in connection with any of the Transactions or the Datascope Acquisition.
(f)    Section 9.12(b) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:
“Revolving Credit Loans, Swingline Loans or any Letter of Credit. The Borrower shall use the proceeds of the Revolving Credit Loans, Swingline Loans or any Letter of Credit (i) to finance a portion of the consideration payable in connection with the consummation of the transactions contemplated pursuant to the Thomas Purchase Agreement, (ii) to finance a portion of the consideration payable in connection with the consummation of the transactions contemplated pursuant to the Datascope Acquisition Agreement, (iii) to refinance certain Indebtedness of the Borrower and its Subsidiaries (after giving effect to the Thomas Acquisition and Datascope Acquisition) including, without limitation, the Existing Credit Agreement and (iv) for working capital and general corporate purposes of the Borrower and its Subsidiaries, including the payment of certain fees and expenses incurred in connection with the Transactions, the Datascope Acquisition, the Pearland Sale‑Leaseback, [***] and this Agreement.”
(g)    Section 10.1 of the Credit Agreement is hereby amended by deleting the table contained therein in its entirety and replacing it with the following:

Period	Maximum Ratio
First Amendment Effective Date through fiscal quarter ending December 31, 2013	4.75 to 1.00
Fiscal quarter ending March 31, 2014	4.00 to 1.00
Fiscal quarter ending June 30, 2014	3.75 to 1.00
Fiscal quarter ending September 30, 2014	3.50 to 1.00
Fiscal quarter ending December 31, 2014	3.25 to 1.00
Each fiscal quarter ending during Fiscal Year 2015	3.00 to 1.00
Each fiscal quarter ending during Fiscal Year 2016	2.75 to 1.00
Each fiscal quarter thereafter	2.50 to 1.00

(h)    Section 11.3 of the Credit Agreement is hereby amended by (i) re-numbering the existing subsection “(h)” as subsection “(i)” and (ii) inserting the following new subsection (h) therein:
“(h)    the Datascope Acquisition; and”
(i)    Section 11.5 of the Credit Agreement is hereby amended by (i) re-numbering the existing subsection “(j)” as subsection “(l)” and (ii) inserting the following new subsections (j) and (k) therein:
“(j)    the sale of the Pearland Facility pursuant to the Pearland Sale-Leaseback;
(k)    [***]; and”
(j)    Section 11.12 of the Credit Agreement is hereby amended by adding the following at the end of the last sentence thereof:
“provided, however, the Pearland Sale‑Leaseback shall not be subject to the restrictions set forth in this Section 11.12.”
Section 3.    Conditions of Effectiveness. The effectiveness of this Amendment shall be subject to the satisfaction of each of the following conditions precedent (provided that the parties hereto hereby agree that the amendment to Section 10.1, as set forth in Section 2(g) of this Amendment, shall be effective as of September 30, 2013):
(a)    Executed Amendment. The Administrative Agent shall have received counterparts of this Amendment executed by the Borrower, each other Credit Party, the Administrative Agent and the Lenders;
(b)    Officer’s Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, from a Responsible Officer (solely in its capacity as a Responsible Officer) of the Borrower certifying that (i) since the date of execution of the Datascope Acquisition Agreement, there has not occurred a Material Adverse Effect, (ii) the conditions set forth in Section 3 of this Amendment have been satisfied and (iii) the representations and warranties contained in Section 4 of this Amendment are true and correct;
(c)    Certificates of Secretary and Organizational Documents. The Borrower shall have delivered to the Administrative Agent, with respect to each Credit Party, a certificate of a Responsible Officer of each such Person certifying as to the incumbency and genuineness of the signature of each officer of such Person executing this Amendment and certifying that attached thereto is a true, correct and complete copy of:
(A)  (1) articles or certificate of incorporation or formation of such Person and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation and (2) the bylaws or other governing document of such Person as in effect on the First Amendment Effective Date or, in each case, that no changes have been made to the articles or certificate of incorporation or formation and/or bylaws or other governing document, as applicable, since the same was delivered pursuant to Section 6.1(b)(ii) of the Credit Agreement;
(B)     resolutions duly adopted by the board of directors (or other governing body) of such Person authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Amendment; and
(C)     certificates as of a recent date of the good standing of each such Person under the laws of its jurisdiction of incorporation or formation and, to the extent requested by the Administrative Agent, each other jurisdiction where such Person is qualified to do business;
(d)    Opinions of Counsel. The Administrative Agent shall have received favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, this Amendment and the transactions contemplated hereby and such other matters as the Lenders shall request;
(e)    Collateral.
(i)    Filings and Recordings. The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in all assets acquired pursuant to the Datascope Acquisition, including, without limitation, all intellectual property acquired pursuant to the Datascope Acquisition, and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Permitted Liens);
(ii)    Lien Searches. The Administrative Agent shall have received the results of a Lien search (including a search as to intellectual property matters), in form and substance reasonably satisfactory thereto, made against the assets acquired pursuant to the Datascope Acquisition under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all such assets, indicating among other things that each such asset is free and clear of any Lien (except for Permitted Liens); and
(iii)    Lien Releases. To the extent that the results of any Lien search described in clause (ii) above identify any Lien (except for any Permitted Lien) on any assets acquired pursuant to the Datascope Acquisition, the Administrative Agent shall have received all filings and recordations necessary to evidence that such Lien has been discharged and released;
(f)    Datascope Acquisition.
(i)    The Administrative Agent shall have received a true, correct and fully executed copy of the Datascope Acquisition Agreement, together with all of the exhibits, schedules and annexes thereto, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent;
(ii)    The Datascope Acquisition shall be consummated in accordance with the Datascope Acquisition Agreement without giving effect to any amendments, modifications or waivers thereof that are materially adverse to the interests of the Lenders (as reasonably determined by the Administrative Agent), unless approved by the Administrative Agent;
(iii)    Each of the representations made by Datascope Corp., a Delaware corporation, or its Subsidiaries or Affiliates or with respect to the assets to be acquired pursuant to the Datascope Acquisition Agreement that are material to the interests of the Lenders are accurate, but only to the extent that, in the event of a breach of such representations, the Borrower or its Affiliates have the right to terminate their respective obligations under the Datascope Acquisition Agreement or otherwise decline to close the Datascope Acquisition as a result of a breach of any such representations or any such representations not being accurate (determined without regard to any notice requirement); and
(iv)    The aggregate purchase price for the Datascope Acquisition shall not exceed $27,500,000;
(g)    Governmental and Third Party Approvals. The Credit Parties shall have received all governmental, shareholder and third party consents and approvals necessary in connection with this Amendment and the transactions contemplated hereby and all such governmental, shareholder and third party consents and approvals shall be in full force and effect;
(h)    PATRIOT Act. At least five (5) Business Days prior to the date of effectiveness of this Amendment, the Borrower and each of the Subsidiary Guarantors shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the Act, applicable “know your customer” and anti-money laundering rules and regulations, but only to the extent that such documentation or other information was requested at least ten (10) Business Days prior to such date;
(i)    Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.3(a) of the Credit Agreement;

(j)    Schedule 1.2 to Credit Agreement. The Administrative Agent shall have received Schedule 1.2 to the Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent; and
(k)    Payment of Fees. The Borrower shall have paid (A) to the Arranger and the Administrative Agent, for their own respective accounts, fees in the amounts and at the times specified in the separate fee letter agreement dated September 3, 2013 among the Borrower, the Administrative Agent and the Arranger, (B) all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the First Amendment Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.
Section 4.    Representations and Warranties. The Borrower and each Subsidiary Guarantor hereby represents and warrants to the Administrative Agent and the Lenders that:
(a)    both before and after giving effect to this Amendment, the Datascope Acquisition and any Indebtedness incurred in connection herewith or therewith, each of the representations and warranties set forth in the Credit Agreement and the other Loan Documents is true, correct and complete in all material respects as of the date hereof, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true, correct and complete as of such earlier date; provided, that any representation or warranty that is qualified by materiality or by reference to Material Adverse Effect shall be true, correct and complete in all respects as of the date hereof;
(b)    except to the extent a Default or Event of Default may have occurred under Section 12.1(d) of the Credit Agreement as a result of any breach of Section 10.1 of the Credit Agreement prior to giving effect to this Amendment, no Default or Event of Default has occurred or is continuing both before and after giving effect to this Amendment, the Datascope Acquisition and any Indebtedness incurred in connection herewith or therewith;
(c)    it has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Amendment and each of the other documents executed in connection herewith to which it is a party in accordance with their respective terms and the transactions contemplated hereby; and
(d)    this Amendment and each other document executed in connection herewith has been duly executed and delivered by the duly authorized officers of the Borrower and each Subsidiary Guarantor, and each such document constitutes the legal, valid and binding obligation of the Borrower and each Subsidiary Guarantor, enforceable in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
Section 5.    Limited Effect. Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect. Except as expressly provided herein, this Agreement shall not be deemed (a) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document, (b) to prejudice any right or rights which the Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or modified from time to time, (c) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with the Borrower, any of its Subsidiaries or any other Person with respect to any waiver, amendment, modification or any other change to the Credit Agreement or the Loan Documents or any rights or remedies arising in favor of the Lenders or the Administrative Agent, or any of them, under or with respect to any such documents or (d) to be a waiver of, or consent to or a modification or amendment of, any other term or condition of any other agreement by and among the Borrower or any of its Subsidiaries, on the one hand, and the Administrative Agent or any other Lender, on the other hand. References in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein”, “hereof” or other words of like import) and in any Loan Document to the “Credit Agreement” shall be deemed to be references to the Credit Agreement as modified hereby.
Section 6.    Acknowledgement and Reaffirmation. Each Borrower and each Subsidiary Guarantor (a) agrees that the transactions contemplated by this Amendment shall not limit or diminish the obligations of such Person under, or release such Person from any obligations under, the Credit Agreement, the Guaranty Agreement, the Collateral Agreement and each other Security Document to which it is a party, (b) confirms and reaffirms its obligations under the Credit Agreement, the Guaranty Agreement, the Collateral Agreement and each other Security Document to which it is a party and (c) agrees that the Credit Agreement, the Guaranty Agreement, the Collateral Agreement and each other Security Document to which it is a party remain in full force and effect and are hereby reaffirmed.
Section 7.    Costs, Expenses and Taxes. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities hereunder and thereunder.
Section 8.    Execution in Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.
Section 9.    Governing Law. This Amendment and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
Section 10.    Entire Agreement. This Amendment and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the Issuing Lender, the Swingline Lender and/or the Arranger, constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MERIT MEDICAL SYSTEMS, INC., as Borrower

By: /s/Fred P. Lampropoulos
Name:    Fred P. Lampropoulos
Title: Chief Executive Officer
MERIT HOLDINGS, INC., as Subsidiary Guarantor

By: /s/Fred P. Lampropoulos
Name:     Fred P. Lampropoulos
Title: President

MERIT SENSOR SYSTEMS, INC., as Subsidiary Guarantor

By: /s/Fred P. Lampropoulos
Name:     Fred P. Lampropoulos
Title: President
MERIT SERVICES, INC., as Subsidiary Guarantor

By: /s/Fred P. Lampropoulos
Name:     Fred P. Lampropoulos
Title: President
BIOSPHERE MEDICAL, INC., as Subsidiary Guarantor

By: /s/Fred P. Lampropoulos
Name:     Fred P. Lampropoulos
Title: President
BSMD VENTURES, INC., as Subsidiary Guarantor

By: /s/Fred P. Lampropoulos
Name:     Fred P. Lampropoulos
Title: President

Merit Medical Systems, Inc.
First Amendment to the Amended and Restated Credit Agreement
Signature Page

BIOSPHERE MEDICAL JAPAN, INC., as Subsidiary Guarantor

By: /s/Fred P. Lampropoulos
Name:     Fred P. Lampropoulos
Title: President
THOMAS MEDICAL PRODUCTS, INC., as Subsidiary Guarantor

By: /s/Fred P. Lampropoulos
Name:     Fred P. Lampropoulos
Title: President

Merit Medical Systems, Inc.
First Amendment to the Amended and Restated Credit Agreement
Signature Page

ADMINISTRATIVE AGENT AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By: /s/ Richard Lambert
Name: Richard Lambert
Title: Senior Vice President

Merit Medical Systems, Inc.
First Amendment to the Amended and Restated Credit Agreement
Signature Page